EX-99.B(i)

[MORRISON & FOERSTER LLP LETTERHEAD]

December 1, 2005

Wells Fargo Funds Trust

525 Market Street

San Francisco, California 94105

Re:	Shares of Beneficial Interest of

Wells Fargo Funds Trust

Ladies/Gentlemen:

We refer to the Registration Statement on Form N-1A (SEC File Nos. 333-74295 and 811-09253) (the “Registration Statement”) of Wells Fargo Funds Trust (the “Trust”) relating to the registration of an indefinite number of shares of beneficial interest in the Trust (collectively, the “Shares”).

We have been requested by the Trust to furnish this opinion as Exhibit (i) to the Registration Statement of Post-Effective Amendment No. 88.

We have examined documents relating to the organization of the Trust and the Large Cap Stock Funds of the Trust, and the authorization and issuance of Shares to the Large Cap Stock Funds. The Large Cap Stock Funds are the Capital Growth Fund, Dividend Income Fund, Endeavor Large Cap Fund, Endeavor Select Fund, Equity Index Fund, Growth Fund, Growth and Income Fund, Large Cap Growth Fund, Large Company Core Fund, U.S. Value Fund and Value Fund.

Based upon and subject to the foregoing, we are of the opinion that:

The issuance and sale of the Shares of the Large Cap Stock Funds by the Trust has been duly and validly authorized by all appropriate action of the Trust, and assuming delivery by sale or in accord with the Trust’s dividend reinvestment plan in accordance with the description set forth in the Funds’ current prospectuses under the Securities Act of 1933, as amended, such Shares will be legally issued, fully paid and nonassessable by the Trust.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ MORRISON & FOERSTER LLP

MORRISON & FOERSTER LLP